Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 152 to the Registration Statement on Form N-1A of Fidelity Advisor Series II: Fidelity Advisor Limited Term Bond Fund of our report dated October 16, 2018; and Fidelity Advisor Mortgage Securities Fund of our report dated October 18, 2018, relating to the financial statements and financial highlights included in the August 31, 2018 Annual Reports to Shareholders of the above referenced funds which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP Boston, Massachusetts October 24, 2018